NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES MORTGAGE LOAN REFINANCING

Refinancing includes addition of newly completed building and provided

$7 million in additional loan proceeds

NEW YORK, NEW YORK (January 31, 2018) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) announced that one of its subsidiaries closed on the refinancing of a nonrecourse mortgage loan (the “Existing Loan”) with People’s United Bank, N.A. (“People’s Bank”) that provides $7.0 million of additional loan proceeds. The Existing Loan was collateralized by 755 and 759 Rainbow Road, two fully leased industrial/warehouse buildings aggregating approximately 275,000 square feet in New England Tradeport (“Tradeport”), Griffin’s industrial park in Windsor and East Granby, Connecticut. The Existing Loan, which closed in March 2017, had a ten year term and a balance of approximately $11.8 million immediately prior to the refinancing. The refinanced nonrecourse mortgage loan (the “New Loan”) is for approximately $18.8 million, has a new ten year term with principal payments based on a twenty-five year amortization schedule and, in addition to 755 and 759 Rainbow Road, is collateralized by 330 Stone Road, a recently completed approximately 137,000 square foot industrial/warehouse building in Tradeport which is 54% leased. The New Loan has a variable interest rate based on the one-month LIBOR rate plus 1.95%, but Griffin entered into an interest rate swap agreement with People’s Bank that, combined with an existing interest rate swap agreement with People’s Bank, effectively fixes the interest rate on the New Loan at 4.57% over the term of the New Loan. Griffin intends to use the mortgage proceeds for general business purposes, including continued investment in its real estate assets.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include Griffin’s intention regarding the potential use of mortgage proceeds. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The forward-looking statements disclosed herein, are based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in these forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements include the important factors described Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2016. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.